Filed Pursuant to Rule 433

Registration Statement No. 333-208501

October 23, 2017

Honeywell International Inc.

Pricing Term Sheet

Floating Rate Senior Notes due 2019

Issuer:	Honeywell International Inc.
Security Type:	Senior Unsecured
Offering Format:	SEC Registered
Principal Amount:	$450,000,000
Coupon:	Floating: Three-month USD LIBOR plus 0.040% per annum
Stated Maturity Date:	October 30, 2019
Issue Price:	100.000%
Trade Date:	October 23, 2017
Original Issue/Settlement Date:*	October 30, 2017 (T+5)
Interest Payment Dates:	January 30, April 30, July 30 and October 30 of each year, commencing January 30, 2018
Redemption:	The Floating Rate Senior Notes due 2019 shall not be redeemable prior to their maturity.
CUSIP/ISIN:	438516 BP0 / US438516BP09
Expected Ratings:**	A2/A/A
Concurrent Debt Offering:	The issuer is also offering $750,000,000 of its 1.800% Senior Notes due 2019.
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:

BBVA Securities Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC
Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.
Standard Chartered Bank
TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*We expect that delivery of the notes will be made to investors on or about October 30, 2017, which will be the fifth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this pricing term sheet or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this pricing term sheet or the next two succeeding business days should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), Goldman Sachs & Co. LLC at (866) 471-2526 (toll free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Honeywell International Inc.

Pricing Term Sheet

1.800% Senior Notes due 2019

Issuer:	Honeywell International Inc.
Security Type:	Senior Unsecured
Offering Format:	SEC Registered
Principal Amount:	$750,000,000
Coupon:	1.800%
Stated Maturity Date:	October 30, 2019
Issue Price:	99.922%
Yield to Maturity:	1.840%
US Treasury Benchmark:	1.375% due September 30, 2019
US Treasury Benchmark Yield:	1.560%
Spread to US Treasury Benchmark:	+ 28 bps
Trade Date:	October 23, 2017
Original Issue/Settlement Date:*	October 30, 2017 (T+5)
Interest Payment Dates:	April 30 and October 30 of each year, commencing April 30, 2018
Redemption:	Make-whole call at T+5 basis points
CUSIP/ISIN:	438516 BQ8 / US438516BQ81
Expected Ratings:**	A2/A/A
Concurrent Debt Offering:	The issuer is also offering $450,000,000 of its Floating Rate Senior Notes due 2019.
Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC
Co-Managers:

BBVA Securities Inc.
BNP Paribas Securities Corp.
HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC
Mizuho Securities USA Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.
Standard Chartered Bank
TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

*We expect that delivery of the notes will be made to investors on or about October 30, 2017, which will be the fifth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this pricing term sheet or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this pricing term sheet or the next two succeeding business days should consult their advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), Goldman Sachs & Co. LLC at (866) 471-2526 (toll free) or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 (toll free).

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.